Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172771 on Form S-8 and Registration Statement No. 333-180097 on Form S-3 of our report dated March 25, 2013, relating to the consolidated financial statements of Gevo, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Gevo Inc.’s status as a development stage enterprise), appearing in this Annual Report on Form 10-K of Gevo, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 25, 2013